Exhibit 99.1

FOR IMMEDIATE RELEASE

Veracyte, Inc. Announces First Quarter 2014 Financial Results

— 1Q Revenue Increased 71%, Compared to Prior Year —

— First Blue Cross Plan Issues Coverage for Afirma® Gene Expression Classifier (GEC);

Total Covered Lives Exceeds 125 Million —

— Conference Call and Webcast Today at 5 p.m. ET —

South San Francisco, Calif. — May 8, 2014 — Veracyte, Inc. (Nasdaq: VCYT) today reported financial results for the first quarter ended March 31, 2014, and provided an update on recent business progress. For the first quarter of 2014, revenue was $7.5 million, an increase of 71%, compared to $4.4 million for the first quarter of 2013.

“We continued to accelerate our business in the first quarter of 2014,” said Bonnie H. Anderson, Veracyte’s president and chief executive officer. “This included strong payer progress, notably the first positive coverage policy for Afirma from a Blue Cross plan. We believe our growing success with payers and increasing adoption by physicians reflect Afirma’s compelling value proposition in thyroid cancer diagnosis by reducing unnecessary thyroid surgeries and corresponding medical system costs. We look forward to continuing to build upon our strong commercial momentum for Afirma and remain on track with development of our next product, which will target interstitial lung diseases.”

First Quarter 2014 Financial Results

•                                          The company received 14,373 FNA samples during the first quarter of 2014, compared to 10,757 FNA samples during the same period in 2013, an increase of 34%.

•                                          Afirma GEC tests have increased to 22% of FNA samples received, reflecting our success in penetrating institutional clients with an “Afirma enabled” business model, through which we receive FNA samples for GEC testing only.

•                                          Operating expenses for the first quarter of 2014 were $14.1 million, compared with operating expenses of $10.3 million for the comparable period in 2013, with the increase due primarily to the costs of being a public company. These operating expenses also included cost of revenue of $3.6 million for the first quarter of 2014 versus $2.8 million for the comparable period in 2013.

•                                          Net loss for the first quarter of 2014 was $6.7 million, or $0.32 per common share, compared with a net loss of $6.9 million, or $9.04 per common share, for the same period in 2013.

•                                          Cash and cash equivalents as of March 31, 2014, totaled $64.2 million.

Recent Business Highlights

•                                          Exceeded 125 million covered lives for the Afirma GEC, including a positive coverage policy from Premera Blue Cross, the first Blue Cross payer to cover the genomic test.

•                                          Entered first international market through a partnership with Fleury Health and Medicine in Brazil.

•                                          Invited to present four studies at the AACE conference in May, highlighting data that support the launch of our Afirma Malignancy Classifiers and enhance our overall Afirma solution.

•                                          Accepted for an oral presentation at the American Thoracic Society meeting in May to present proof-of-concept data for the development of a diagnostic test in our next targeted clinical indication — pulmonology.

Conference Call/Webcast Details

Veracyte will host a conference call and webcast today at 5 p.m. Eastern Time to discuss the company’s financial results and provide a general business update. The webcast and subsequent replay may be accessed by visiting Veracyte’s website at http://investor.veracyte.com. Please connect to the company’s website at least 15 minutes prior to the webcast to ensure adequate time for any necessary software download. Alternatively, please call (855) 541-0980 (U.S.) or (970) 315-0440 (international) to listen to the conference call. The conference ID number for the call is 33493732. Please dial in approximately 10 minutes prior to the call. The webcast will be available on the company’s website approximately two hours following completion of the call for 14 days.

About Veracyte, Inc.

Veracyte (Nasdaq: VCYT) is pioneering the field of molecular cytology, focusing on genomic solutions that resolve diagnostic ambiguity and enable physicians to make more informed treatment decisions at an early stage in patient care. By improving preoperative diagnostic accuracy, the company aims to help patients avoid unnecessary invasive procedures while reducing healthcare costs. Veracyte’s first commercial solution, the Afirma® Thyroid FNA Analysis, utilizes the proprietary Gene Expression Classifier (GEC) to resolve ambiguity in thyroid nodule diagnosis. Each year, of the more than 525,000 thyroid nodule FNAs performed in the U.S., approximately 115,000 patients undergo diagnostic thyroid surgery, with 70% to 80% of nodules proving benign and thus the surgery unnecessary. Since the commercial launch of Afirma in January 2011, Veracyte has received nearly 100,000 FNA samples for evaluation using Afirma and has performed nearly 20,000 GECs to resolve indeterminate cytopathology results, as of March 31, 2014. Backed by multiple, peer-reviewed, published studies and included in leading medical guidelines, Afirma is covered by Medicare and major commercial payers, which collectively represent more than 125 million covered lives. Afirma is marketed and sold through a global co-promotion agreement with Genzyme Corporation, a subsidiary of Sanofi. Veracyte intends to expand its molecular cytology franchise to other clinical areas and is in late biomarker discovery for its first product in pulmonology. For more information, please visit www.veracyte.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to future revenue levels and FNA volumes, the company’s expectations regarding its continuing growth and the drivers of growth, the company’s beliefs regarding the benefits of its tests to physicians, patients and payers, the company’s belief that it is on track with development of a product for interstitial lung diseases, and the company’s intent to expand its molecular cytology business into other clinical areas. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: our limited operating history and history of losses; our ability to increase usage of and reimbursement for Afirma and any future products we may develop; our dependence on a few payers for a significant portion of our revenue; the complexity, time and expense associated with billing and collecting from payers for our test; laws and regulations applicable to our business, including potential regulation by the Food and Drug Administration or other regulatory bodies; our dependence on strategic relationships; our ability to develop and commercialize new products and the timing of commercialization; the occurrence and outcome of clinical studies; the timing and publication of study results; the applicability of clinical results to actual outcomes; our inclusion in clinical practice guidelines; our ability to compete; our ability to expand into international markets; our ability to obtain capital when needed; and other risks set forth in the company’s filings with the Securities and Exchange Commission, including the risks set forth in the company’s Annual Report on Form 10-K for the year ended December 31, 2013. These forward-looking statements speak only as of the date hereof and Veracyte specifically disclaims any obligation to update these forward-looking statements.

Veracyte, Afirma, the Veracyte logo, and the Afirma logo are trademarks of Veracyte, Inc. This press release also contains trademarks and trade names that are the property of their respective owners.

VERACYTE, INC.

Condensed Statements of Operations and Comprehensive Loss

(Unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended March 31,
	2014	2013
Revenue	$7,476	$4,384
Operating expenses:
Cost of revenue	3,607	2,773
Research and development	2,126	2,010
Selling and marketing	4,336	2,703
General and administrative	3,982	2,791
Total operating expenses	14,051	10,277
Loss from operations	(6,575)	(5,893)
Interest expense	(111)	—
Other income (expense), net	12	(1,002)
Net loss and comprehensive loss	$(6,674)	$(6,895)
Net loss per common share, basic and diluted	$(0.32)	$(9.04)
Shares used to compute net loss per common share, basic and diluted	21,148,342	763,021

VERACYTE, INC.

CONDENSED BALANCE SHEETS

 (In thousands, except share and per share amounts)

	March 31, 2014	December 31, 2013
	(Unaudited)	(1)
Assets
Current assets:
Cash and cash equivalents	$64,237	$71,220
Accounts receivable	1,191	1,143
Supplies inventory	2,721	2,567
Prepaid expenses and other current assets	1,014	1,477
Total current assets	69,163	76,407
Property and equipment, net	3,028	2,952
Restricted cash	118	118
Other assets	145	153
Total assets	$72,454	$79,630
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$7,214	$5,294
Accrued liabilities	5,267	7,594
Deferred Genzyme co-promotion fee	2,500	2,500
Current portion of long-term debt	467	—
Total current liabilities	15,448	15,388
Long-term debt, net of current portion	4,467	4,899
Deferred rent, net of current portion	260	286
Deferred Genzyme co-promotion fee, net of current portion	1,989	2,614
Total liabilities	22,164	23,187
Total stockholders’ equity	50,290	56,443
Total liabilities and stockholders’ equity	$72,454	$79,630

(1)  The condensed balance sheet at December 31, 2013 has been derived from the audited financial statements at that date included in the Company’s Form 10-K filed with the Securities and Exchange Commission dated March 20, 2014.

Source: Veracyte

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Media:

Tracy Morris

650-380-4413

Tracy.Morris@Veracyte.com

Investors:

Angeli Kolhatkar

Burns McClellan, Inc.

212-213-0006

akolhatkar@burnsmc.com